AMENDMENT TO

TRANSFER AGENCY AGREEMENT

THIS AMENDMENT is made as of November 11, 2015, by and between the J.P. Morgan Funds entities that are parties to the agreement and are listed on the agreement’s Appendix A and Boston Financial Data Services, Inc., all as the parties to the Transfer Agency Agreement, dated September 1, 2009, as amended (the “Agreement”).

WHEREAS, the parties hereto wish to amend the Agreement to add JPMorgan Trust IV, as well as to revise Appendix A.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the same meaning as are set forth in the Agreement.

2.	As of the date of the Amendment, JPMorgan Trust IV is added to the Agreement.

3.	As of the date of the Amendment, Appendix A is replaced with the new, attached Appendix A.

4.	This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

5.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this amendment to the Agreement to be executed by their duly authorized officers as of the day and year first above written.

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

JPMorgan Institutional Trust

JPMorgan Insurance Trust

JPMorgan Trust I

JPMorgan Trust II

JPMorgan Trust III

JPMorgan Trust IV

UM Investment Trust

Undiscovered Managers Funds

By:	/s/ Julie A. Roach
Name:	Julie A. Roach
Title:	Assistant Treasurer

Boston Financial Data Services, Inc.

By:	/s/ Joseph M. Filardo
Name:	Joseph M. Filardo
Title:	Vice President

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